                            STOCK OPTION AGREEMENT

                 FOR INCENTIVE STOCK OPTIONS UNDER SECTION 422
                         OF THE INTERNAL REVENUE CODE
                                PURSUANT TO THE

                               AMERIANA BANCORP
                     1996 STOCK OPTION AND INCENTIVE PLAN


     STOCK OPTION for a total of __________ shares of Common Stock, par value $1.00 per share, of Ameriana Bancorp (the "Company"), which Option is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), is hereby granted to _____________________ (the "Optionee") at the price set forth herein, and in all respects subject to the terms, definitions and provisions of the 1996 Stock Option and Incentive Plan (the "Plan") which was adopted by the Company and which is incorporated by reference herein, receipt of which is hereby acknowledged.

     1.   Option Price. The option price is $_________________ for each share,
          ------------
being 100% /*/*/*/ of the fair market value, as determined by the Committee, of
          --------
the Common Stock on the date of grant of this Option.

     2.   Exercises of Option. This Option shall be exercisable in accordance
          -------------------
with provisions of the Plan as follows:

     (i) Schedule of rights to exercise.
         ------------------------------

     Years of Continuous Employment     Percentage of Total Shares Subject to
     After Date of Grant of Option      Option Which May Be Exercised
     -----------------------------      -------------------------------------

     Upon Grant                                        _____%
     1 year but less than 2 years                      _____%
     2 years but less than 3 years                     _____%
     3 years but less than 4 years                     _____%
     4 years but less than 5 years                     _____%
     5 years or more                                   _____%

     (ii) Method of Exercise. This Option shall be exercisable by a written
          ------------------
notice by the Optionee which shall:



____________________________

/*/*/*/  110% in the case of an Optionee who owns shares representing more than
- ------- 10% of the outstanding common stock of the Company on the date of grant of this Option.

     (a) state the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

     (b) contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

     (c) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

     (d) be in writing and delivered in person or by certified mail to the Treasurer of the Company.

     Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by cash, Common Stock, or such combination of cash and Common Stock as the Optionee elects. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

     (iii)  Restrictions on exercise.  This Option may not be exercised if the
            ------------------------
issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Optionee's exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     3.   Withholding.  The Optionee hereby agrees that the exercise of the
          -----------
Option or any installment thereof will not be effective, and no shares will become transferable to the Optionee, until the Optionee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state, or local law on account of such exercise.

     4.   Non-transferability of Option.  This Option may not be transferred in
          -----------------------------
any manner otherwise than by will or the laws of descent or distribution. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

     5.   Term of Option. This Option may not be exercisable for more than ten
          --------------
/*//*//*//*// years from the date of grant of this Option, as stated below, and
- ------------
may be exercised during such term only in accordance with the Plan and the terms of this Option.


                                    AMERIANA BANCORP
                                    1996 STOCK OPTION AND INCENTIVE PLAN
                                    COMMITTEE


                                    By__________________________________________

Date of Grant                       Attest: ______________________________(Seal)







___________________________

/*//*//*//*//  Five years in the case of an Optionee who owns shares representing more than 10% of the outstanding common stock of the Company on the date of grant of this Option.

                     INCENTIVE STOCK OPTION EXERCISE FORM

                                PURSUANT TO THE

                               AMERIANA BANCORP
                     1996 STOCK OPTION AND INCENTIVE PLAN



                                                      __________________________
                                                         Date


Treasurer
Ameriana Bancorp
2118 Bundy Avenue
New Castle, Indiana  47362

     Re:  1996 Stock Option and Incentive Plan
          ------------------------------------


Dear Sir:

     The undersigned elects to exercise the Incentive Stock Option to purchase ________ shares, par value $1.00, of Common Stock of Ameriana Bancorp under and pursuant to a Stock Option Agreement dated ______, 199__.

     Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.

               $_______ of cash or check
                _______ _____ shares of Common Stock, valued at $____ per share
               $======= Total

     The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

Name______________________________________________________
Address___________________________________________________
Social Security Number____________________________________

                               Very truly yours,

                           ____________________________